CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements No. 333-143702, 333-123083, and 333-116498 on Form S-8 of our report dated May 12, 2009, relating to the financial statements of The Blackhawk Fund., which appear in this Annual Report on Form 10-K of The Blackhawk Fund for the years ended December 31, 2008 and 2007.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Lake Saint Louis, Missouri

May 19, 2009